Exhibit 99.1

francesca’s® Adopts Stockholder Rights Plan

HOUSTON, TEXAS — August 2, 2019 — Francesca’s Holdings Corporation (the “Company”) (Nasdaq: FRAN) today announced that its Board of Directors unanimously adopted a Rights Agreement (the “Rights Plan”) and declared a dividend of one preferred share purchase right (a “Right”) on each outstanding share of the Company’s common stock, par value $0.01 per share (the “Common Stock”) following the Board’s evaluation and consultation with the Company’s advisors.

The Board adopted the Rights Plan to deter any entity, person or group from gaining control of the Company through the open market or private transactions without paying an appropriate control premium or offering fair and adequate value to all stockholders. It is intended to enable the stockholders of the Company to realize the value of their investment in the Company, ensure that all stockholders receive fair treatment, and provide the Board and stockholders with adequate time to make informed decisions. The Rights Plan is not intended to deter offers that are fair and otherwise in the best interests of the Company’s stockholders.

In the event the Rights become exercisable, each Right will initially entitle stockholders to buy one five-thousandth of a share of Series A Junior Participating Preferred Stock, par value $0.01 per share, of the Company (the “Preferred Stock”) at an exercise price of $18.00 per one five-thousandth of a share of Preferred Stock, subject to adjustment and the terms of the Rights Plan. In general, the Rights will become exercisable ten business days after a person or group becomes the beneficial owner of 15% or more of the outstanding Common Stock or announces a tender offer for 15% or more of the outstanding Common Stock (or, with respect to any person or group that beneficially owns 15% or more of the outstanding Common Stock prior to the issuance of this press release, ten business days after such person or group becomes the beneficial owner of any additional Common Stock, subject to certain exceptions). The Board of Directors will in general be entitled to redeem the Rights, in whole but not in part, at $0.001 per Right at any time before the triggering ownership threshold is crossed.

In the event that the Rights become exercisable due to the triggering ownership threshold being crossed, each Right will entitle its holder to purchase, at the Right’s exercise price, a number of shares of Common Stock (or cash, other assets, debt securities of the Company, or any combination thereof equivalent in value thereto), in lieu of shares of Preferred Stock, with an aggregate value equal to twice the Right’s exercise price. Rights held by the triggering person will become void and will not be exercisable to purchase shares at the reduced purchase price. After the Rights have become exercisable, the Board of Directors may also choose to exchange the Rights (other than Rights owned by the triggering person which will have become void), in whole or in part, for shares of Common Stock or Preferred Stock at an exchange ratio of one share of Common Stock or a fractional share of Preferred Stock (or cash, other assets, debt securities of the Company, or any combination thereof equivalent in value thereto) per Right. Further details about the Rights Plan will be contained in a Form 8-K to be filed by the Company with the U.S. Securities and Exchange Commission.

The dividend distribution will be payable on August 29, 2019, to stockholders of record as of the close of business on August 15, 2019. The Rights will expire at the close of business on August 1, 2022, unless the Rights are earlier redeemed or exchanged by the Company. The Rights distribution is not taxable to stockholders.

Forward-Looking Statements

Certain statements in this release are “forward-looking statements” made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements reflect the Company’s current expectations or beliefs concerning future events and are subject to various risks and uncertainties that may cause actual results to differ materially from those that are expected. These risks and uncertainties include, but are not limited to, the following: the Company’s ability to realize any anticipated benefits from the adoption of the Rights Plan; the Company’s ability to continue to satisfy Nasdaq’s qualitative and quantitative continued listing standards, including the necessary stock price levels; the risk that the Company’s exploration of strategic or financial alternatives may not result in any transaction or alternative that enhances value; the risk that the Company may not be able to successfully execute its turnaround plan; the risk that the Company may not be able to successfully integrate its Interim Chief Executive Officer and Chief Financial Officer, and attract and integrate a new Chief Executive Officer; the risk that the Company cannot anticipate, identify and respond quickly to changing fashion trends and customer preferences or changes in consumer environment, including changing expectations of service and experience in boutiques and online, and evolve its business model; the Company’s ability to attract a sufficient number of customers to its boutiques or sell sufficient quantities of its merchandise through its ecommerce website; the Company’s ability to successfully open, close, refresh, and operate our boutiques each year; the Company’s ability to efficiently source and distribute merchandise quantities necessary to support its operations; and the impact of potential tariff increases or new tariffs. For additional information regarding these and other risks and uncertainties that could cause actual results to differ materially from those contained in the Company’s forward-looking statements, please refer to “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended February 3, 2019 filed with the Securities and Exchange Commission (“SEC”) on May 3, 2019 and any risk factors contained in subsequent quarterly and annual reports it files with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statement.

About Francesca's Holdings Corporation

francesca's® is a specialty retailer which operates a nationwide-chain of boutiques providing customers a unique, fun and personalized shopping experience. The merchandise assortment is a diverse and balanced mix of apparel, jewelry, accessories and gifts. As of August 1, 2019, francesca's® operated approximately 718 boutiques in 47 states throughout the United States and the District of Columbia and also serves its customers through francescas.com. For additional information on francesca's®, please visit www.francescas.com.

CONTACT:

ICR, Inc.	Company
Jean Fontana	Kate Venturina 832-494-2233
646-277-1214	ir@francescas.com